Exhibit 21.0


                              Gemco Minerals, Inc.


List of Subsidiaries:

Gemco Minerals, Inc. has the following wholly owned subsidiaries:

Company name:                       Firstline Recovery Systems Inc.

Name doing business under:          Firstline Recovery Systems Inc.

Date of Incorporation:              June 1, 1998

Jurisdiction of Incorporation:      British Columbia Canada





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